As filed with the Securities and Exchange Commission on April 29, 1998.

                                                            File No. 811-6648

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                       SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C. 20549

                                 AMENDMENT NO. 7

                                       TO

                                    FORM N-1A

                             REGISTRATION STATEMENT

                    UNDER THE INVESTMENT COMPANY ACT OF 1940

                                 BOND PORTFOLIO

               (Exact Name of Registrant as Specified in Charter)

                       P.O. Box 7177, 6000 Memorial Drive

                               Dublin, Ohio 43017

                    (Address of Principal Executive Offices)

        Registrant's Telephone Number, including Area Code: 614-766-7000

     Donald F. Meeder, P.O. Box 7177, 6000 Memorial Drive, Dublin, OH 43017
                     (Name and Address of Agent for Service)

                                    Copy to:

                                 James B. Craver

                                  P. O. Box 811

                              Dover, MA 02030-0811

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                                EXPLANATORY NOTE

     This Amendment to the Registration Statement of Bond Portfolio has been filed by the Registrant pursuant to Section 8(b) of the Investment Company Act of 1940, as amended (the "1940 Act"). However, beneficial interests in the Registrant are not being registered under the Securities Act of 1933, as amended (the "1933 Act"), since such interests will be offered solely in private placement transactions which do not involve any "public offering" within the meaning of Section 4(2) of the 1933 Act. Investments in the Registrant may only be made by investment companies, insurance company separate accounts, common or commingled trust funds or similar organizations or entities which are "accredited investors" as defined in Regulation D under the 1933 Act. This Registration Statement does not constitute an offer to sell, or the solicitation of an offer to buy, any beneficial interests in the Registrant.


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FX0018

                                     PART A

     Responses to Items 1 through 3 have been omitted pursuant to paragraph 4 of Instruction F of the General Instructions to Form N-1A.

ITEM 4.  GENERAL DESCRIPTION OF REGISTRANT.

     Bond Portfolio (the "Portfolio") is a diversified, open-end management investment company which was organized as a trust under the laws of the State of New York on November 1, 1991.

     Beneficial interests in the Portfolio are offered solely in private placement transactions which do not involve any "public offering" within the meaning of Section 4(2) of the Securities Act of 1933, as amended (the "1933 Act"). Investments in the Portfolio may only be made by investment companies, insurance company separate accounts, common or commingled trust funds or similar organizations or entities which are "accredited investors" as defined in Regulation D under the 1933 Act. This Registration Statement does not constitute an offer to sell, or the solicitation of an offer to buy, any "security" within the meaning of the 1933 Act.

     The Portfolio's investment adviser is R. Meeder & Associates, Inc. (the "Adviser"). The investment objective of the Bond Portfolio is to maximize, consistent with its permitted universe of investments, current income through investment in securities which are issued, or guaranteed as to payment of principal and interest, by the U.S. government or any of its agencies or instrumentalities. Under normal circumstances, at least 65% of the value of the Portfolio's total assets will be invested in U.S. government debt securities. The Portfolio may invest temporarily in money market instruments as often as necessary to meet changing conditions in the fixed income market. Although realizing capital gains will not be an objective, some gains or losses may be realized from the sale of fixed income securities when the Portfolio's assets are changed to a defensive position.

     The U.S. government securities in which the Portfolio invests are either issued or guaranteed by the U.S. government, its agencies, or instrumentalities. These securities are limited to: (1) direct obligations of the U.S. Treasury, such as U.S. Treasury bills, notes, and bonds; (2) notes, bonds, and discount notes of U.S. government agencies or instrumentalities, such as the: Farm Credit System, including the National Bank for Cooperatives, Farm Credit Banks, and


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Banks for Cooperatives; Farmers Home Administration; Federal Home Loan Banks;
Federal Home Loan Mortgage Corporation; Federal National Mortgage Association; Government National Mortgage Association; and Student Loan Marketing Association; and (3) repurchase agreements relating to any of the foregoing U.S. government securities.

     Some obligations issued or guaranteed by agencies or instrumentalities of the U.S. government, such as Government National Mortgage Association participation certificates, are backed by the full faith and credit of the U.S. Treasury. No assurance can be given that the U.S. government will provide financial support to other agencies or instrumentalities, since it is not obligated to do so. These agencies and instrumentalities are supported by: (1) the issuer's right to borrow an amount limited to a specific line of credit from the U.S. Treasury; (2) discretionary authority of the U.S. government to purchase certain obligations of an agency or instrumentality; or (3) the credit of the agency or instrumentality.

     The prices of U.S. government securities fluctuate inversely to the direction of interest rates.

     Repurchase agreements are arrangements in which banks, broker/dealers, and other recognized financial institutions sell U.S. government securities to the Portfolio and agree at the time of sale to repurchase them at a mutually agreed upon time and price. To the extent that the original seller does not repurchase the securities from the Portfolio, it could receive less than the repurchase price on any sale of such securities.

     The Portfolio will invest in U.S. government securities of varying maturities. Normally the average portfolio maturity will be approximately ten years as long as the Investment Adviser believes interest rates are stable or declining. The Portfolio's assets will be invested in money market instruments when the Investment Adviser believes an unstable or rising interest rate trend is occurring. If the Investment Adviser believes that long-term interest rates offer an abnormally high current return versus inflation, the Bond Portfolio may be invested in U.S. government securities with maturities as long as 30 years.

     Information concerning the selection of money market instruments and bonds is set forth in Part B of this Registration Statement.

HEDGING STRATEGIES

     Derivatives are financial instruments whose performance is derived, at least in part, from the performance of an underlying asset, security or index. Financial futures contracts or related options used by a Portfolio to implement


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its hedging strategies are considered derivatives. The value of derivatives can be affected significantly by even small market movements, sometimes in unpredictable ways. They do not necessarily increase risk, and may in fact reduce risk.

     The Portfolio may engage in hedging transactions in carrying out its investment policies. A hedging program may be implemented for the following reasons: (1) To protect the value of specific securities owned or intended to be purchased while the Adviser is implementing a change in the Portfolio's investment position; (2) To protect portfolio values during periods of extraordinary risk without incurring transaction costs associated with buying or selling actual securities; and (3) To utilize the "designated hedge" provisions of Subchapter M of the Internal Revenue Code as a permitted means of avoiding taxes that would otherwise have to be paid on gains from the sale of portfolio securities.

     A hedging program involves entering into an "option" or "futures" transaction in lieu of the actual purchase or sale of securities. At present, government securities such as Treasury bonds and notes are among debt securities currently covered by futures contracts.

     The Portfolio will not engage in transactions in financial futures contracts or related options for speculation but only as a hedge against changes in the market value of securities held or intended for purchase, and where the transactions are economically appropriate to the reduction of risks inherent in the ongoing management of the Portfolio.

     For certain regulatory purposes, the Commodity Futures Trading Commission ("CFTC") limits the types of futures positions that can be taken in conjunction with the management of a securities portfolio for management investment companies, such as the Bond Portfolio. All futures transactions for the Portfolio will consequently be subject to the restrictions on the use of futures contracts established in CFTC rules, such as observation of the CFTC's definition of "hedging". In addition, whenever the Portfolio establishes a long futures position, it will set aside cash or cash equivalents equal to the underlying commodity value of the long futures contracts held by the Portfolio. Although all futures contracts involve leverage by virtue of the margin system applicable to trading on futures exchanges, the Portfolio will not, on a net basis, have leverage exposure on any long futures contracts that it establishes because of the cash set aside requirement. All futures transactions can produce a gain or a loss when they are closed, regardless of the purpose for which they have been established. Unlike short futures contracts positions established to protect against the risk of a decline in value of existing securities holdings,


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the long futures positions established by the Portfolio to protect against reinvestment risk are intended to protect the Portfolio against the risks of reinvesting portfolio assets that arise during periods when the assets are not fully invested in securities.

     The Portfolio may not purchase or sell futures or purchase related options if immediately thereafter the sum of the amount of margin deposits on the Portfolio's existing futures positions and premiums paid for related options would exceed 5% of the market value of the Portfolio's total assets.

     The Portfolio expects that any gain or loss on hedging transactions will be substantially offset by any gain or loss on the securities underlying the contracts or being considered for purchase.

ITEM 5.  MANAGEMENT OF THE PORTFOLIO.

     The Portfolio's Board of Trustees provides broad supervision over the affairs of the Portfolio. The address of the Adviser is P.O. Box 7177, 6000 Memorial Drive, Dublin, Ohio 43017. A majority of the Portfolio's Trustees are not affiliated with the Adviser. Star Bank, N.A., Cincinnati ("Star Bank") is the Portfolio's custodian and Mutual Funds Service Co. ("MFSCo") is the Portfolio's transfer agent and dividend paying agent. The address of the custodian is Star Bank Center, 425 Walnut Street, Cincinnati, Ohio 45202 and the address of MFSCo is 6000 Memorial Drive, Dublin, Ohio 43017.

     The Portfolio has not retained the services of a principal underwriter or distributor, as interests in the Portfolio are offered solely in private placement transactions.

     The Adviser has been an adviser to individuals and retirement plans since 1974 and has served as investment adviser to registered investment companies since 1982. The Adviser serves the Portfolio pursuant to an Investment Advisory Agreement under the terms of which it has agreed to provide an investment program within the limitations of the Portfolio's investment policies and restrictions, and to furnish all executive, administrative, and clerical services required for the transaction of Portfolio business, other than accounting services and services which are provided by the Portfolio's custodian, transfer agent, independent accountants and legal counsel.

     The Adviser was incorporated in Ohio in 1974 and maintains its principal offices at 6000 Memorial Drive, Dublin, Ohio 43017. The Adviser is a wholly-owned subsidiary of Muirfield Investors, Inc. ("MII"). MII is controlled by Robert S. Meeder, Sr. through the ownership of voting common stock. MII conducts business only through its subsidiaries which are the Adviser; MFSCo; Adviser Dealer Services, a registered broker-dealer; Opportunities Management


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Co., a venture capital investor; Meeder Advisory Services, Inc., a registered investment adviser; and OMCO, Inc., a registered commodity trading adviser and commodity pool operator.


     The Adviser's officers and directors, their principal offices, are as follows: Robert S. Meeder, Sr., Chairman and Sole Director; Robert S. Meeder, Jr., President and Treasurer; Philip A. Voelker, Senior Vice President and Chief Investment Officer; Donald F. Meeder, Vice President and Secretary; Sherrie L. Acock, Vice President; Robert D. Baker, Vice President; and Wesley F. Hoag, Vice President and General Counsel.


     Joseph A. Zarr is the portfolio manager primarily responsible for the day-to-day management of the Bond Portfolio. Mr. Zarr was the portfolio manager of the Short-Term Global Portfolio from May of 1992 until May of 1996. Mr. Zarr is also a portfolio manager for the Adviser. He has been associated with the Adviser since 1991. Mr. Zarr has been a licensed stockbroker since 1978.

     The Adviser earns an annual fee, payable in monthly installments, at the rate of 0.40% of the first $100 million and 0.20% in excess of $100 million of the Portfolio's average net assets.


     Accounting, transfer agency and dividend disbursing services are provided to the Portfolio by MFSCo, a wholly-owned subsidiary of MII. The minimum annual fee for all such services for the Portfolio is $7,500. Subject to the minimum fee, the Portfolio's annual fee, payable monthly, is computed at the rate of 0.15% of the first $10 million, 0.10% of the next $20 million, 0.02% of the next $50 million and 0.01% in excess of $80 million of the Portfolio's average net assets. For the year ended December 31, 1997, total payments from the Portfolio to MFSCo. amounted to $20,963.


                          TRANSFER AGENT AND CUSTODIAN

     The Portfolio has entered into an Administration and Accounting Services Agreement with MFSCo pursuant to which MFSCo acts as transfer agent for the Portfolio, maintains an account for each investor in the Portfolio, performs other transfer agency functions, and acts as dividend disbursing agent for the Portfolio. Pursuant to a Custody Agreement, Star Bank acts as the custodian of the Portfolio's assets. See Part B for more detailed information concerning custodial arrangements.

                                    EXPENSES

     The expenses of the Portfolio include the compensation of its Trustees who are not affiliated with the Adviser; governmental fees; interest charges; taxes; fees and expenses of independent auditors, of legal counsel and of any transfer agent, custodian, registrar or dividend disbursing agent of the Portfolio;


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insurance premiums; expenses of calculating the net asset value of, and the net income on, the Portfolio; all fees under its Administration and Accounting Services and Subadministrative Services Agreements; the expenses connected with the execution, recording and settlement of security transactions; fees and expenses of the Portfolio's custodian for all services to the Portfolio, including safekeeping of funds and securities and maintaining required books and accounts; expenses of preparing and mailing reports to investors and to governmental officers and commissions; expenses of meetings of investors and Trustees; and the advisory fees payable to the Adviser under the Investment Advisory Agreement.

ITEM 6.  CAPITAL STOCK AND OTHER SECURITIES.

     The Portfolio is organized as a trust under the laws of the State of New York. Under the Declaration of Trust, the Trustees are authorized to issue beneficial interests in the Portfolio. Each investor is entitled to a vote in proportion to the amount of its investment in the Portfolio. Investments in the Portfolio may not be transferred, but an investor may withdraw all or any portion of its investment at any time at net asset value. Investors in the Portfolio (E.G., investment companies, insurance company separate accounts and common and commingled trust funds) will each be liable for all obligations of the Portfolio. However, the risk of an investor in the Portfolio incurring financial loss on account of such liability is limited to circumstances in which both inadequate insurance existed and the Portfolio itself was unable to meet its obligations.

     The net income of the Portfolio is determined each day on which the New York Stock Exchange is open for trading (and on such other days as are deemed necessary in order to comply with Rule 22c-1 under the 1940 Act) ("Fund Business Day"). This determination is made once during each such day. All the net income of the Portfolio, as defined below, so determined is allocated PRO RATA among the investors in the Portfolio at the time of such determination.

     For this purpose the net income of the Portfolio (from the time of the immediately preceding determination thereof) shall consist of (i) all income accrued, less the amortization of any premium, on the assets of the Portfolio, less (ii) all actual and accrued expenses of the Portfolio determined in accordance with generally accepted accounting principles. Interest income includes discount earned (including both original issue and market discount) on discount paper accrued ratably to the date of maturity and any net realized gains or losses on the assets of the Portfolio.


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     Investments in the Portfolio have no preemptive or conversion rights and are fully paid and nonassessable, except as set forth below. The Portfolio is not required to hold annual meetings of investors but the Portfolio will hold special meetings of investors when in the judgment of the Trustees it is necessary or desirable to submit matters for an investor vote. Investors have the right to communicate with other investors to the extent provided in Section 16(c) of the 1940 Act in connection with requesting a meeting of investors for the purpose of removing one or more Trustees, which removal requires a two-thirds vote of the Portfolio's beneficial interests. Investors also have under certain circumstances the right to remove one or more Trustees without a meeting. Upon liquidation or dissolution of the Portfolio, investors would be entitled to share PRO RATA in the net assets of the Portfolio available for distribution to investors.

     Under the anticipated method of operation of the Portfolio, the Portfolio will not be subject to any income tax. However, each investor in the Portfolio will be taxable on its share (as determined in accordance with the governing instruments of the Portfolio) of the Portfolio's taxable income, gain, loss, deductions and credits in determining its income tax liability. The determination of such share will be made in accordance with the Internal Revenue Code of 1986, as amended, and regulations promulgated thereunder.

     The Portfolio's assets, income and distributions are managed in such a way that an investor in the Portfolio will be able to satisfy the requirements of Subchapter M of the Internal Revenue Code of 1986, as amended, assuming that the investor invested all of its investable assets in the Portfolio.

     Investor inquiries may be directed to the Portfolio at 6000 Memorial Drive, Dublin, Ohio 43017.

ITEM 7.  PURCHASE OF SECURITIES.

     Beneficial interests in the Portfolio are issued solely in private placement transactions which do not involve any "public offering" within the meaning of Section 4(2) of the 1933 Act. Investments in the Portfolio may only be made by investment companies, insurance company separate accounts, common or commingled trust funds or similar organizations or entities which are "accredited investors" as defined in Regulation D under the 1933 Act. This Registration Statement does not constitute an offer to sell, or the solicitation of an offer to buy, any "security" within the meaning of the 1933 Act.

     An investment in the Portfolio may be made without a sales load at the net asset value next determined after an order is received in "good order" by the Portfolio. Securities owned by the Portfolio and listed or traded on any


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national securities exchange are valued each Fund Business Day at 3:00 p.m. If there has been no sale on that day, or if the security is not listed, it is valued at its last bid quotation on the exchange or, in the case of unlisted securities, as obtained from an established market maker. Futures contracts are valued on the basis of the cost of closing out the liability; I.E., at the settlement price of a closing contract or at the asked quotation for such a contract if there has been no sale. Money market instruments having maturities of 60 days or less are valued at amortized cost if not materially different from market value. Portfolio securities for which market quotations are not readily available are to be valued by the Adviser in good faith at its own expense under the direction of the Trustees.

     There is no minimum initial or subsequent investment in the Portfolio. However, since the Portfolio intends to be as fully invested at all times as is reasonably practicable in order to enhance the yield on its assets, investments must be made in federal funds (I.E., monies credited to the account of the Portfolio's custodian bank by a Federal Reserve Bank).

     The Portfolio reserves the right to cease accepting investments at any time or to reject any investment order.

     Each investor in the Portfolio may add to or reduce its investment in the Portfolio on each Fund Business Day. As of 4:00 p.m., New York time, on each such day, the value of each investor's beneficial interest in the Portfolio will be determined by multiplying the net asset value of the Portfolio by the percentage, effective for that day, which represents that investor's share of the aggregate beneficial interests in the Portfolio. Any additions or reductions, which are to be effected as of 4:00 p.m., New York time, on such day, will then be effected. The investor's percentage of the aggregate beneficial interests in the Portfolio will then be recomputed as the percentage equal to the fraction (i) the numerator of which is the value of such investor's investment in the Portfolio as of 4:00 p.m., New York time, on such day plus or minus, as the case may be, the amount of net additions to or reductions in the investor's investment in the Portfolio effected as of 4:00 p.m., New York time, on such day, and (ii) the denominator of which is the aggregate net asset value of the Portfolio as of 4:00 p.m., New York time, on such day, plus or minus, as the case may be, the amount of net additions to or reductions in the aggregate investments in the Portfolio by all investors in the Portfolio. The percentage so determined will then be applied to determine the value of the investor's interest in the Portfolio as of 4:00 p.m., New York time, on the following Fund Business Day.


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ITEM 8.  REDEMPTION OR REPURCHASE.

     An investor in the Portfolio may reduce any portion or all of its investment at any time at the net asset value next determined after a request in "good order" is furnished by the investor to the Portfolio. The proceeds of a reduction will be paid by the Portfolio in federal funds normally on the next business day after the reduction is effected, but in any event within seven days. Investments in the Portfolio may not be transferred.

     The right of any investor to receive payment with respect to any reduction may be suspended or the payment of the proceeds therefrom postponed during any period in which the New York Stock Exchange is closed (other than weekends or holidays) or trading on such Exchange is restricted, or, to the extent otherwise permitted by the 1940 Act, if an emergency exists.

ITEM 9.  PENDING LEGAL PROCEEDINGS.

     Not applicable.


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                                     PART B

ITEM 10.  COVER PAGE.

     Not applicable.

ITEM 11.  TABLE OF CONTENTS.

                                                               Page

     General Information and History . . . . . . . . . . . .   B-1
     Investment Objective and Policies . . . . . . . . . . .   B-1
     Management of the Portfolio . . . . . . . . . . . . . .   B-5
     Control Persons and Principal Holders of Securities . .   B-10
     Investment Advisory and Other Services  . . . . . . . .   B-11
     Brokerage Allocation and Other Practices  . . . . . . .   B-12
     Capital Stock and Other Securities  . . . . . . . . . .   B-13
     Purchase, Redemption and Pricing of Securities  . . . .   B-14
     Tax Status  . . . . . . . . . . . . . . . . . . . . . .   B-15
     Underwriters  . . . . . . . . . . . . . . . . . . . . .   B-16
     Calculation of Performance Data . . . . . . . . . . . .   B-16
     Financial Statements  . . . . . . . . . . . . . . . . .   B-16

ITEM 12.  GENERAL INFORMATION AND HISTORY.

     Not applicable.

ITEM 13.  INVESTMENT OBJECTIVE AND POLICIES.

     Part A contains additional information about the investment objective and policies of the Bond Portfolio (the "Portfolio"). This Part B should only be read in conjunction with Part A.

     The investment policies set forth below represent the Portfolio's policies as of the date of this Registration Statement. The investment policies are not fundamental and may be changed by the Trustees of the Portfolio without investor approval. No such change would be made, however, without 30 days' written notice to investors.

     R. Meeder & Associates, Inc., the investment adviser of the Portfolio (the "Adviser"), places a high degree of importance on protecting portfolio values from severe market declines. Consequently, the Portfolio's assets may at times be invested for defensive purposes in money market instruments.


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     Because the Adviser intends to employ flexible defensive investment strategies when market trends are not considered favorable, the Adviser may occasionally change the entire Portfolio.


     This defensive investment strategy can produce high portfolio turnover ratios when calculated in accordance with SEC rules. The portfolio turnover rate for the Portfolio was 376% for the year ended December 31, 1997 (779% in 1996; 232% in 1995). The Portfolio turnover rate increased in 1997 because of the lack of a sustainable trend in the market.


     The Portfolio will limit its purchases, denominated in U.S. dollars, to the following securities:

     o U.S. Government Securities and Securities of its Agencies and Instrumentalities - obligations issued or guaranteed as to principal or interest by the United States or its agencies (such as the Export Import Bank of the United States, Federal Housing Administration, and Government National Mortgage Association) or its instrumentalities (such as the Federal Home Loan Bank, Federal Intermediate Credit Banks and Federal Land Bank), including Treasury bills, notes and bonds.

     o Repurchase Agreements - The Portfolio may invest in repurchase obligations relating to U.S. Government Securities. The Portfolio may invest without limit in repurchase agreements with any Federal Reserve reporting dealer or member bank of the Federal Reserve System. A repurchase agreement is an instrument under which the purchaser (i.e., the Portfolio) acquires ownership of a debt security and the seller agrees, at the time of the sale, to purchase the obligation at a mutually agreed upon time and price, thereby determining the yield during the purchaser's holding period. This results in a fixed rate of return insulated from market fluctuations during such period. The underlying securities could be any of those described above, some of which might bear maturities exceeding one year. The Portfolio's risk is that the seller may fail to repurchase the security on the delivery date. If the seller defaults, the underlying security constitutes collateral for the seller's obligation to pay. It is a policy of the Portfolio to make settlement on repurchase agreements only upon proper delivery of the underlying collateral. Repurchase agreements usually are for short periods, such as one week or less, but could be longer. The Portfolio may enter into repurchase agreements with its custodian (Star Bank, N.A., Cincinnati) when it is advantageous to do so. The Portfolio will invest more than 10% of its assets, at time of purchase, in repurchase agreements which mature in excess of seven days.

     When investing in money market instruments, the Portfolio will limit its purchases, denominated in U.S. dollars, to securities which are issued, or guaranteed as to payment of principal and interest, by the U.S. government or any of its agencies or instrumentalities, and any relating repurchase agreements thereto.

     The Manager exercises due care in the selection of money market instruments and bonds. However, there is a risk that the issuers of the securities may not be able to meet their obligations to pay interest or principal when due. There is also a risk that some of the Portfolio's securities might have to be liquidated prior to maturity at a price less than original amortized cost or value, face amount or maturity value to meet larger than expected redemptions. Any of these risks, if encountered, could cause a reduction in net income or in the net asset value of the Portfolio.

                               HEDGING STRATEGIES

     The Adviser may conduct a hedging program on behalf of the Portfolio for any of the reasons described in Part A. Such a program would involve entering into options or futures transactions.

     The objective of an option or futures transaction could be to protect a profit or offset a loss in the Portfolio from future price erosion. Or, the objective could be to acquire the right to purchase a fixed amount of securities at a future date for a definite price. In either case, it would not be necessary for the Portfolio to actually buy or sell the securities currently. Instead, the option or futures contract would give the Portfolio the right at a future date to sell, or in other instances buy, the particular securities under consideration or similar securities. The quantity of the securities covered by the futures contract would be the same, or approximately the same, as the quantity held in the Portfolio or the quantity under consideration for purchase.

     In lieu of the sale of a security, an option transaction could involve the purchase of a put option contract, which would give the Portfolio the right to sell a security or futures contract on an index (see below) at a specified price until the expiration date of the option. A Portfolio will only purchase a put option contract when the quantity of the underlying security involved in the option transaction is equal to that owned by the Portfolio. Limitations on the use of put option contracts on an index are described below.

     Also, in lieu of the sale of securities, a futures transaction could involve the sale of a futures contract which would require a Portfolio either
(a) to deliver to the other party to the contract the securities specified and receive payment at the price contracted for, prior to the expiration date of the contract, or (b) to make or entitle it to receive payments representing (respectively) the loss or gain on the security or securities involved in the futures contract.

     In lieu of the purchase of a security, an option transaction could involve the purchase of a call option which would give the Portfolio the right to buy a specified security or index aggregate at a specified price until the expiration date of the option contract. Sufficient cash or money market instruments will be segregated and maintained in reserve to complete the purchase.

     In lieu of the purchase of securities, a futures transaction could involve the purchase of a futures contract which would either (a) require the Portfolio to receive and pay for the securities specified in the futures contract at the price contracted for prior to the expiration date of the contract or (b) require the Portfolio to make payment or receive payment representing respectively the loss or gain on the security or securities involved in the contract.

                             INVESTMENT RESTRICTIONS

     The investment restrictions below have been adopted by the Portfolio as fundamental policies. Under the Investment Company Act of 1940 (the "1940 Act"), a "fundamental" policy may not be changed without the vote of a majority of the outstanding voting securities of the Portfolio, which is defined in the 1940 Act with respect to the Portfolio as the lesser of (a) 67 percent or more of the Portfolio's beneficial interests represented at a meeting of investors if the holders of more than 50 percent of the outstanding beneficial interests are present or represented by proxy, or (b) more than 50 percent of the outstanding beneficial interests ("Majority Vote"). The percentage limitations contained in the restrictions listed below apply at the time of the purchase of the securities.

     The Portfolio may not: (a) Issue senior securities; (b) Borrow money except as a temporary measure, and then only in an amount not to exceed 5% of the value of its net assets (whichever is less) taken at the time the loan is made, or pledge its assets taken at value to any extent greater than 15% of its gross assets taken at cost; (c) Act as underwriter of securities of other issuers; (d) Invest in real estate except for office purposes; (e) Purchase or sell commodities or commodity contracts, except that it may purchase or sell financial futures contracts involving U.S. Treasury securities, corporate securities, or financial indexes; (f) Lend its funds or other assets to any other person; however, the purchase of a portion of publicly distributed bonds, debentures or other debt instruments, the purchase of certificates of deposit, U.S. Treasury debt securities, and the making of repurchase agreements are permitted, provided repurchase agreements with fixed maturities in excess of seven days do not exceed 10% of its total assets; (g) Purchase more than 10% of any class of securities, including voting securities of any issuer, except that the purchase of U.S. Treasury debt instruments shall not be subject to this limitation; (h) Invest more than 5% of its total assets (taken at value) in the securities of any one issuer, other than obligations of the U.S. Treasury; (i) Purchase securities on margin, or participate in any joint or joint and several trading account; (j) Make any so-called "short" sales of securities, except against an identical portfolio position (I.E., a "short sale against the box");
(k) Invest 25% or more of its total assets at time of purchase (taken at value) in the securities of companies in any one industry; (l) Purchase the securities of another investment company except where such purchase is part of a plan of merger or consolidation; (m) Purchase or retain any securities of an issuer, any of whose officers, directors or security holders is an officer or director of the Portfolio, if such officer or director owns beneficially more than 1/2 of 1% of the issuer's securities or together they own beneficially more than 5% of such securities; (n) Invest in securities of companies which have a record of less than three years' continuous operation, if at the time of such purchase, more than 5% of its assets (taken at value) would be so invested; (o) Purchase participations or other direct interests in oil, gas or other mineral exploration or development programs; (p) Invest in warrants; and (q) Invest more than 10% of its net assets in restricted securities and securities for which market quotations are not readily available and repurchase agreements which mature in excess of seven days; however, this shall not prohibit the purchase of money market instruments or other securities which are not precluded by other particular restrictions.

     In order to comply with certain state investment restrictions, the Portfolio's operating policy is not to: (a) Notwithstanding (b) above, pledge assets having a value in excess of 10% of its gross assets; (b) Invest in oil, gas or mineral leases or programs; and (c) Purchase real estate limited partnerships.

ITEM 14.  MANAGEMENT OF THE PORTFOLIO.

     The Trustees and officers of the Portfolio and their principal occupations during the past five years are set forth below. Their titles may have varied during that period. Asterisks indicate those Trustees who are "interested persons" (as defined in the 1940 Act) of the Portfolio. Unless otherwise indicated, the address of each Trustee and officer is P.O. Box 7177, 6000 Memorial Drive, Dublin, Ohio 43017.

                              TRUSTEES AND OFFICERS

NAME, ADDRESS AND AGE            POSITION HELD        PRINCIPAL OCCUPATION
---------------------            -------------        --------------------

ROBERT S. MEEDER, SR.*+, 69      Trustee/President    Chairman, R. Meeder &
                                                      Associates, Inc., an
                                                      investment adviser.

MILTON S. BARTHOLOMEW, 69        Trustee              Retired; formerly a
1424 Clubview Boulevard, S.                           practicing attorney in
Worthington, OH  43235                                Columbus, Ohio; member of
                                                      the Portfolio's Audit
                                                      Committee.

ROGER D. BLACKWELL, 57           Trustee              Professor of Marketing
Blackwell Associates, Inc.                            and Consumer Behavior, The
3380 Tremont Road                                     Ohio State University;
Columbus, OH  43221                                   President of Blackwell
                                                      Associates, Inc., a
                                                      strategic consulting firm.

JOHN M. EMERY, 77                Trustee              Retired; formerly Vice
2390 McCoy Road                                       President and Treasurer of
Columbus, OH  43220                                   Columbus & Southern Ohio
                                                      Electric Co.; member of
                                                      the Portfolio's Audit
                                                      Committee.

RICHARD A. FARR, 79              Trustee              President of R&R Supply
3250 W. Henderson Road                                Co. and Farrair Concepts,
Columbus, OH  43220                                   Inc., two companies
                                                      involved in engineering,
                                                      consulting and sales of
                                                      heating and air
                                                      conditioning equipment.

WILLIAM L. GURNER*, 51           Trustee              President, Sector Capital
Sector Capital Management, Inc.                       Management, an investment
5350 Poplar Avenue, Suite 490                         adviser (since January
Memphis, TN  38119                                    1995); Manager of Trust
                                                      Investments of Federal
                                                      Express Corporation (1987-
                                                      1994).

RUSSEL G. MEANS, 72              Trustee              Retired; formerly Chairman
5711 Barry Trace                                      of Employee Benefit
Dublin, OH  43017                                     Management Corporation,
                                                      consultants and
                                                      administrators of self-
                                                      funded health and
                                                      retirement plans.

ROBERT S. MEEDER, JR.*+, 37      Trustee and          President of R. Meeder &
                                 Vice President       Associates, Inc.

LOWELL G. MILLER*, 49            Trustee              President, Miller/Howard
Miller/Howard Investments, Inc.                       Investments, Inc., an
141 Upper Byrdcliffe Road                             investment adviser whose
P. O. Box 549                                         clients include the
Woodstock, NY  12498                                  Portfolio and the
                                                      Utilities Stock Portfolio.

WALTER L. OGLE, 59               Trustee              Executive Vice President
400 Interstate North Parkway,                         of Aon Consulting, an
Suite 1630                                            employee benefits
Atlanta, GA  30339                                    consulting group.

CHARLES A. DONABEDIAN, 55        Trustee              President, Winston
Winston Financial, Inc.                               Financial, Inc., which
200 TechneCenter Drive, Suite 200                     provides a variety of
Milford, OH  45150                                    marketing and consulting
                                                      services to investment
                                                      companies; CEO, Winston
                                                      Advisors, Inc., an
                                                      investment advisor.

JAMES W. DIDION, 67              Trustee              Retired; formerly
8781 Dunsinane Drive                                  Executive Vice President
Dublin, OH  43017                                     of Core Source, Inc., an
                                                      employee benefit and
                                                      Workers' Compensation
                                                      administration and
                                                      consulting firm (1991-
                                                      1997).

PHILIP A. VOELKER*+, 44          Trustee and          Senior Vice President and
                                 Vice President       Chief Investment Officer
                                                      of R. Meeder & Associates,
                                                      Inc.

JAMES B. CRAVER*, 54             Assistant            Practicing Attorney;
42 Miller Hill Road              Secretary            Special Counsel to Flex-
Box 811                                               Partners, Flex-funds and
Dover, MA  02030                                      their Portfolios; Senior
                                                      Vice President of
                                                      Signature Financial Group,
                                                      Inc. (January 1991 to
                                                      August 1995).

DONALD F. MEEDER*+, 59           Secretary/           Vice President of R.
                                 Treasurer            Meeder & Associates, Inc.,
                                                      and President of Mutual
                                                      Funds Service Company.

WESLEY F. HOAG*+, 41             Vice President       Vice President and General
                                                      Counsel of R. Meeder &
                                                      Associates, Inc. (since
                                                      July 1993); Attorney,
                                                      Porter, Wright, Morris &
                                                      Arthur, a law firm
                                                      (October 1984 to June
                                                      1993).

* Interested Person of the Trust (as defined in the Investment Company Act of
1940), The Flex-funds, The Flex-Partners and each Portfolio.

+ P.O. Box 7177, 6000 Memorial Drive, Dublin, Ohio 43017.

     Robert S. Meeder, Sr. is Donald F. Meeder's uncle and Robert S. Meeder, Jr's. father.

     Each Trustee and each officer of the Portfolio hold the same positions with other Portfolios, each a corresponding Portfolio of The Flex-funds or Flex-Partners, each a Massachusetts business trust consisting of several separate series.


     The following table shows the compensation paid by the Portfolio and all other mutual funds advised by the Adviser, including The Flex-funds, The Flex-Partners and the corresponding portfolios of The Flex-Partners and The Flex-funds (collectively, the "Fund Complex") as a whole to the Trustees of the Portfolio and during the fiscal year ended December 31, 1997.

                               COMPENSATION TABLE

                                        Pension or                  Total
                                        Retirement                  Compensation
                                        Benefits       Estimated    from
                         Aggregate      Accrued        Benefits     Registrant
                         Compensation   as Part of     Annual       and Fund
                         from the       Portfolio or   Upon         Complex Paid
TRUSTEE                  PORTFOLIO      FUND EXPENSE   RETIREMENT   TO TRUSTEE
-------                  ---------      ------------   ----------   ----------

Robert S. Meeder, Sr.    None           None           None         None

Milton S. Bartholomew    $1,266         None           None         $11,633

John M. Emery            $1,266         None           None         $11,633

Richard A. Farr          $1,082         None           None         $10,633

William F. Gurner        None           None           None         None

Russel G. Means          $  582         None           None         $7,883

Lowell G. Miller         None           None           None         None

Robert S. Meeder, Jr.    None           None           None         None

Walter L. Ogle           $  916         None           None         $9,883

Philip A. Voelker        None           None           None         None

Roger A. Blackwell       $  916         None           None         $9,883

Charles A. Donabedian    $  524         None           None         $5,541

James W. Didion          None           None           None         None


     Neither the Trust nor any other member of the Fund Complex pays any pension or retirement benefits to any Trustee or officer or maintains any plan for such purpose; however, the Portfolio and other members of the Fund Complex have accrued the payment of certain Trustee fees which have not yet been paid to the Trustees.

     Each Trustee who is not an "interested person" is paid a meeting fee of $250 per meeting for each of the five Portfolios. In addition, each such Trustee earns an annual fee, payable quarterly, based on the average net assets in each Portfolio based on the following schedule: Money Market Portfolio, 0.0005% of the amount of average net assets between $500 million and $1 billion; 0.0025% of the amount of average net assets exceeding $1 billion. For the other four Portfolios, including the Portfolio, each Trustee is paid a fee of 0.00375% of the amount of each Portfolio's average net assets exceeding $15 million. Messrs. Bartholomew, Emery and Donabedian comprise the Audit Committee for The Flex-funds Trust and the Flex-Partners Trust and each corresponding Portfolio of The Flex-funds and the Flex-Partners Trusts. Each member of the Audit Committee is paid $500 for each meeting of the Audit Committee attended. Trustees fees for the Bond Portfolio totaled $6,184 for the year ended December 31, 1997 ($4,010 in 1996). Audit Committee fees for the Portfolio totaled $367 for the year ended December 31, 1997 ($160 in 1996). All other officers and Trustees serve without compensation from the Portfolio.


     The Declaration of Trust provides that the Portfolio will indemnify its Trustees and officers as described below under Item 18.

ITEM 15.  CONTROL PERSONS AND PRINCIPAL HOLDERS OF SECURITIES.

     The Flex-funds The Bond Fund (the "Fund") has an investment in the Portfolio equaling approximately 100% of the Portfolio's interests. No Trustee or officer of the Portfolio or any other person, except the Fund, own in the aggregate more than a 1% interest in the Portfolio as of the date of this Registration Statement.

ITEM 16.  INVESTMENT ADVISORY AND OTHER SERVICES.

                                     ADVISER

     R. Meeder & Associates, Inc. (the "Adviser") is the investment adviser for the Portfolio. The Adviser serves the Portfolio pursuant to an Investment Advisory Agreement which has been approved by a vote of a majority of the Trustees, including a majority of those Trustees who are not "interested persons" (as defined in the 1940 Act) of the Portfolio and which will remain in force so long as renewal thereof is specifically approved at least annually by a majority of the Trustees or by a majority vote of the investors in the Portfolio (with the vote of each being in proportion to the amount of its investment) ("Majority Portfolio Vote"), and in either case by vote of a majority of the Trustees who are not "interested persons" (as defined in the 1940 Act) at a meeting called for the purpose of voting on such renewal.

     The Investment Advisory Agreement will terminate automatically if assigned and may be terminated without penalty at any time upon 60 days' prior written notice by Majority Portfolio Vote, by the Trustees of the Portfolio, or by the Adviser.


     The Adviser earns an annual fee, payable in monthly installments at the rate of 0.40% of the first $100 million and 0.20% in excess of $100 million of the Portfolio's average net assets. For the year ended December 31, 1997 the Portfolio paid fees to the Adviser totaling $43,103 ($59,346 in 1996; $38,275 in 1995).


                                 TRANSFER AGENT

     The Portfolio has entered into an Administration and Accounting Services Agreement with Mutual Funds Service Co. ("MFSCo"), which acts as transfer agent for the Portfolio. MFSCo maintains an account for each investor in the Portfolio, performs other transfer agency functions and acts as dividend disbursing agent for the Portfolio.


                              INDEPENDENT AUDITORS

     KPMG Peat Marwick LLP, Two Nationwide Plaza, Columbus, Ohio 43215, serves as the Portfolio's independent auditors. The auditors audit financial statements for the Portfolio and provide other assurance, tax, and related services.


                                    CUSTODIAN

     Pursuant to a Custody Agreement, Star Bank, N.A., Cincinnati, acts as the custodian of the Portfolio's assets (the "Custodian"). The Custodian's responsibilities include safeguarding and controlling the Portfolio's cash and securities, handling the receipt and delivery of securities, determining income and collecting interest on the Portfolio's investments and maintaining books of original entry for Portfolio accounting and other required books and accounts. Securities held by the Portfolio may be deposited into the Federal Reserve-Treasury Department Book Entry System or the Depository Trust Company and may be held by a subcustodian bank if such arrangements are reviewed and approved by the Trustees of the Portfolio. The Custodian does not determine the investment policies of the Portfolio or decide which securities the Portfolio will buy or sell. The Portfolio may, however, invest in securities of the Custodian and may deal with the Custodian as principal in securities transactions. For its services, the Custodian will receive such compensation as may from time to time be agreed upon by it and the Portfolio.

ITEM 17.  BROKERAGE ALLOCATION AND OTHER PRACTICES.

     The Portfolio seeks to obtain the best available prices on, and firm execution of, all purchases and sales of portfolio securities. In order to do so, it may buy securities from or sell securities to broker-dealers acting as principals and may use primary markets in the purchase or sale of over-the-counter securities, unless best price and execution can be obtained in some other way.

     Satisfied that it is obtaining the best available price and favorable execution, the Portfolio may, from time to time, place orders for the purchase or sale of portfolio securities with broker-dealers who provide research, statistical or other financial information or services ("research") to it or to the Adviser, or to any other client for which the Adviser acts as investment adviser. The Portfolio's portfolio transactions are reviewed periodically by its Board of Trustees.

     The Adviser is the principal source of information and advice to the Portfolio and is responsible for making and initiating the execution of investment decisions for the Portfolio. However, it is recognized by the Trustees that it is important for the Adviser, in performing its responsibilities to the Portfolio, to continue to receive and evaluate the broad spectrum of economic and financial information which many securities broker-dealers have customarily furnished in connection with portfolio transactions and that, in compensating broker-dealers for their services, it is in the interest of the Portfolio to take into account the value of the information received for use in advising the Portfolio. The extent, if any, to which the obtaining of such information may reduce the expenses of the Adviser in providing management services to the Portfolio is not determinable. In addition, it is understood by the Trustees that other clients of the Adviser might also benefit from the information obtained for the Portfolio, in the same manner that the Portfolio might also benefit from information obtained by the Adviser in performing services to others.

     It is the opinion of the Trustees of the Portfolio and of the Adviser that the receipt of research from broker-dealers will not materially reduce the Adviser's own research activities or the overall cost of fulfilling its contractual obligations to the Portfolio.

     During the year ended December 31, 1997, the Bond Portfolio paid total commissions of $7,910 on the purchase and sale of futures contracts.

ITEM 18.  CAPITAL STOCK AND OTHER SECURITIES.

     Under the Declaration of Trust, the Trustees are authorized to issue beneficial interests in the Portfolio. Investors are entitled to participate PRO RATA in distributions of taxable income, loss, gain and credit of the Portfolio. Upon liquidation or dissolution of the Portfolio, investors are entitled to share PRO RATA in the Portfolio's net assets available for distribution to its investors. Investments in the Portfolio have no preference, preemptive, conversion or similar rights and are fully paid and nonassessable, except as set forth below. Investments in the Portfolio may not be transferred. Certificates representing an investor's beneficial interest in the Portfolio are issued only upon the written request of an investor.

     Each investor is entitled to a vote in proportion to the amount of its investment in the Portfolio. Investors in the Portfolio do not have cumulative voting rights, and investors holding more than 50% of the aggregate beneficial interest in the Portfolio may elect all of the Trustees of the Portfolio if they choose to do so and in such event the other investors in the Portfolio would not be able to elect any Trustee. The Portfolio is not required to hold annual meetings of investors but the Portfolio will hold special meetings of investors when in the judgment of the Portfolio's Trustees it is necessary or desirable to submit matters for an investor vote. No material amendment may be made to the Portfolio's Declaration of Trust without the affirmative majority vote of investors (with the vote of each being in proportion to the amount of their investment).

     The Portfolio may enter into a merger or consolidation, or sell all or substantially all of its assets, if approved by the vote of two-thirds of its investors (with the vote of each being in proportion to the amount of their investment), except that if the Trustees of the Portfolio recommend such sale of assets, the approval by vote of a majority of the investors (with the vote of each being in proportion to the amount of their investment) will be sufficient. The Portfolio may also be terminated (i) upon liquidation and distribution of its assets, if approved by the vote of two-thirds of its investors (with the vote of each being in proportion to the amount of their investment), or (ii) by the Trustees of the Portfolio by written notice to its investors.

     The Portfolio is organized as a trust under the laws of the State of New York. Investors in the Portfolio will be held personally liable for its obligations and liabilities, subject, however, to indemnification by the Portfolio in the event that there is imposed upon an investor a greater portion of the liabilities and obligations of the Portfolio than its proportionate beneficial interest in the Portfolio. The Declaration of Trust also provides that the Portfolio shall maintain appropriate insurance (for example, fidelity bonding and errors and omissions insurance) for the protection of the Portfolio, its investors, Trustees, officers, employees and agents covering possible tort and other liabilities. Thus, the risk of an investor incurring financial loss on account of investor liability is limited to circumstances in which both inadequate insurance existed and the Portfolio itself was unable to meet its obligations.

     The Declaration of Trust further provides that obligations of the Portfolio are not binding upon the Trustees individually but only upon the property of the Portfolio and that the Trustees will not be liable for any action or failure to act, but nothing in the Declaration of Trust protects a Trustee against any liability to which he would otherwise be subject by reason of willful misfeasance, bad faith, gross negligence or reckless disregard of the duties involved in the conduct of his office. The Declaration of Trust provides that the trustees and officers will be indemnified by the Portfolio against liabilities and expenses incurred in connection with litigation in which they may be involved because of their offices with the Portfolio, unless, as to liability to the Portfolio or its investors, it is finally adjudicated that they engaged in willful misfeasance, bad faith, gross negligence or reckless disregard of the duties involved in their offices, or unless with respect to any other matter it is finally adjudicated that they did not act in good faith in the reasonable belief that their actions were in the best interests of the Portfolio. In the case of settlement, such indemnification will not be provided unless it has been determined by a court or other body approving the settlement or other disposition, or by a reasonable determination, based upon a review of readily available facts, by vote of a majority of disinterested Trustees or in a written opinion of independent counsel, that such officers or Trustees have not engaged in willful misfeasance, bad faith, gross negligence or reckless disregard of their duties.

ITEM 19.  PURCHASE, REDEMPTION AND PRICING OF SECURITIES.

     Beneficial interests in the Portfolio are issued solely in private placement transactions which do not involve any "public offering" within the meaning of Section 4(2) of the Securities Act of 1933, as amended (the "1933

Act"). Investments in the Portfolio may only be made by investment companies, insurance company separate accounts, common or commingled trust funds or similar organizations or entities which are "accredited investors" as defined in Regulation D under the 1933 Act. This Registration Statement does not constitute an offer to sell, or the solicitation of an offer to buy, any "security" within the meaning of the 1933 Act.

     The Portfolio determines its net asset value as of 3:00 p.m., New York time, each Fund Business Day by dividing the value of the Portfolio's net assets by the value of the investment of the investors in the Portfolio at the time the determination is made. (Net asset value will not be determined on Good Friday or any holiday observed by the Federal Reserve System. These presently include New Year's Day, Martin Luther King Day, President's Day, Memorial Day, Independence Day, Labor Day, Columbus Day, Veteran's Day, Thanksgiving Day and Christmas.) Purchases and reductions will be effected at the time of determination of net asset value next following the receipt of any purchase or reduction order.

     Securities owned by the Portfolio and listed or traded on any national securities exchange are valued at 3:00 p.m. each day that the exchange is open for business. If there is no sale on that day, or if the security is not listed, it is valued at its last bid quotation on the exchange or, in the case of unlisted securities, as obtained from an established market maker. Futures contracts are valued on the basis of the cost of closing out the liability; I.E., at the settlement price of a closing contract or at the asked quotation for such a contract if there is no sale. Money market instruments having maturities of 60 days or less are valued at amortized cost if not materially different from market value. Portfolio securities for which market quotations are not readily available are to be valued by the Adviser in good faith at its own expense under the direction of the Trustees.

ITEM 20.  TAX STATUS.

     The Portfolio is organized as a trust under New York law. Under the method of operation of the Portfolio, the Portfolio is not subject to any income tax. However, each investor in the Portfolio is taxable on its share (as determined in accordance with the governing instruments of the Portfolio) of the Portfolio's ordinary income and capital gain in determining its income tax liability. The determination of such share is made in accordance with the Internal Revenue Code of 1986, as amended, and regulations promulgated thereunder.

     The Portfolio's taxable year-end is December 31. Although, as described above, the Portfolio is not subject to federal income tax, it files appropriate federal income tax returns.

     The Portfolio's assets, income and distributions are managed in such a way that an investor in the Portfolio will be able to satisfy the requirements of Subchapter M of the Internal Revenue Code of 1986, as amended, assuming that the investor invested all of its investable assets in the Portfolio.

ITEM 21.  UNDERWRITERS.

     The Portfolio has not retained the services of a principal underwriter or distributor, as interests in the Portfolio are offered solely in private placement transactions. Investment companies, insurance company separate accounts, common and commingled trust funds and similar organizations and entities may continuously invest in the Portfolio.

ITEM 22.  CALCULATION OF PERFORMANCE DATA.

     Not applicable.

ITEM 23.  FINANCIAL STATEMENTS.

     The following financial statements are intended to provide information only with respect to the Bond Portfolio. Persons interested in obtaining information about any of the other Portfolios should contact the Investment Adviser to obtain a copy of such Portfolio's current Registration Statement.

                                 BOND PORTFOLIO
                Portfolio of Investments as of December 31, 1997


   INDUSTRIES/CLASSIFICATIONS                 SHARES OR FACE AMOUNT       VALUE
--------------------------------------------------------------------------------

   U.S. GOVERNMENT AGENCY OBLIGATIONS - 1.5%

      Federal National Mortgage Association
         5.33%,06/26/98                                250,000        $249,566

================================================================================
      TOTAL U.S. GOVERNMENT AGENCY OBLIGATIONS
      (Cost $249,429 )                                                 249,566
--------------------------------------------------------------------------------

   U.S.TREASURY OBLIGATIONS - 93.8%
      U.S. Treasury Bills
      *  5.27%, 01/08/98                                 4,800           4,795
         5.01%, 03/12/98                               100,000          98,988
         ====   == == ==                                               =======
                                                                       103,783
                                                                       -------

      U.S. Treasury Bonds
         6.63%, 05/15/07                             1,500,000       1,587,656
         6.13%, 08/15/07                            13,500,000      13,875,469
         ====   == == ==                                            ==========
                                                                    15,463,125
                                                                    ----------

================================================================================
      TOTAL U.S.TREASURY OBLIGATIONS
      (Cost  $15,031,687 )                                          15,566,908
--------------------------------------------------------------------------------

   REPURCHASE AGREEMENTS - 4.7%

   Merrill Lynch, 6.80%, 1/2/98, (Collateralized
   by $794,000 Florida Power Corp. Commercial
   Paper, 0.00%, 1/30/98, market value - $794,000)     782,000         782,000

================================================================================
      TOTAL REPURCHASE AGREEMENTS
      (Cost  $782,000 )                                                782,000
--------------------------------------------------------------------------------

================================================================================
   TOTAL INVESTMENTS - 100.0%
   (Cost  $16,063,116 )                                            $16,598,474
--------------------------------------------------------------------------------


   *  Pledged $4,800 face amount as collateral on Letter of Credit.


See accompanying notes to financial statements.

                      STATEMENTS OF ASSETS AND LIABILITIES
                               DECEMBER 31, 1997

                                                    MUTUAL        GROWTH       UTILITIES                     MONEY
                                                     FUND          STOCK         STOCK         BOND         MARKET
                                                   PORTFOLIO     PORTFOLIO     PORTFOLIO     PORTFOLIO     PORTFOLIO


Assets:
  Investments at market value*                   $123,381,910   $33,366,440   $10,363,759   $15,816,474  $508,449,625
  Repurchase agreements, at cost*                  12,968,000       463,000       304,000       782,000    74,048,000
  Cash                                                    947           507           347           851           551
  Options purchased (cost $27,378,320)             17,600,000           ---           ---           ---           ---
  Receivable for net variation margin on
     futures contracts                                 12,800           ---           ---           ---           ---
  Interest receivable                                 264,050            88            57       325,551     5,477,161
  Dividends receivable                                 24,817        52,213        15,135           ---           ---
  Prepaid/Other assets                                 13,924         9,407            27           166         2,005
  Unamortized organization costs                          ---           ---         8,288           ---           ---
Total Assets                                      154,266,448    33,891,655    10,691,613    16,925,042   587,977,342
=====================================================================================================================

Liabilites:
  Payable for securities purchased                        ---       433,199           ---           ---       261,255
  Payable for net variation margin on futures contracts   ---           350           ---           ---           ---
  Options written (premiums received $19,383,673)   9,604,000           ---           ---           ---           ---
  Payable to investment adviser                        97,671        30,236         8,829         3,349        78,989
  Accrued audit fees                                    6,663         6,760         6,793         6,157        10,852
  Accrued custodian fees                                3,826         3,520           588         1,459         5,729
  Accrued trustee fees                                 14,032         3,883         2,374         2,235         2,369
  Accrued fund accounting fees                          3,931         2,719           849         1,618         8,656
  Other accrued liabilities                             3,632        17,025         2,462         1,550         2,753
Total Liabilities                                   9,733,755       497,692        21,895        16,368       958,695
=====================================================================================================================

Net Assets                                        144,532,693    33,393,963    10,669,718    16,908,674   587,018,647
=====================================================================================================================
Net Assets:
=====================================================================================================================
  Capital                                         145,227,170    27,521,228     8,402,733    16,373,316   587,018,647
  Net unrealized appreciation (depreciation) of
     investments                                     (694,477)    5,872,735     2,266,985       535,358
  Net Assets                                     $144,532,693   $33,393,963   $10,669,718   $16,908,674  $587,018,647
=====================================================================================================================
  *Securities at cost                             137,058,540    27,956,355     8,400,774    16,063,116   582,497,625


  See accompanying notes to financial statements

                            STATEMENTS OF OPERATIONS
                      FOR THE YEAR ENDED DECEMBER 31, 1997

                                                    MUTUAL       GROWTH     UTILITIES                   MONEY
                                                     FUND        STOCK        STOCK         BOND        MARKET
                                                  PORTFOLIO    PORTFOLIO    PORTFOLIO    PORTFOLIO    PORTFOLIO


NET INVESTMENT INCOME
================================================================================================================
  Interest                                        $3,091,061     $205,328      $20,737     $972,641  $29,260,441
  Dividends                                        1,145,496      485,616      279,789          ---          ---
Total Investment Income                            4,236,557      690,944      300,526      972,641   29,260,441
================================================================================================================

Expenses:
================================================================================================================
  Investment advisory fees                         1,130,843      317,772       88,486       66,626    1,436,168
  Audit fees                                           9,215        9,421        9,223        8,564       14,851
  Custodian fees                                      15,690       35,996        4,425        6,803       36,718
  Trustees fees and expenses                          42,679        9,347        7,454        7,570        7,762
  Legal fees                                           3,331       11,491        3,053        3,339        3,307
  Amortization of organization cost                    4,924        2,545        8,972        2,545        2,545
  Accounting fees                                     50,886       34,029       13,098       21,517       89,048
  Insurance                                            2,242          467           80          285        5,027
  Other expenses                                      10,982        5,233       11,131        1,470       11,241
Total Expenses                                     1,270,792      426,301      145,922      118,719    1,606,667
================================================================================================================
  Investment advisory fees waived                        ---          ---          ---      (23,523)    (661,390)
  Directed brokerage payments received                   ---          ---       (3,934)         ---          ---
Total Net Expenses                                 1,270,792      426,301      141,988       95,196      945,277
================================================================================================================

NET INVESTMENT INCOME                              2,965,765      264,643      158,538      877,445   28,315,164
================================================================================================================
REALIZED AND UNREALIZED GAIN (LOSS)
  FROM INVESTMENTS:
================================================================================================================
  Net realized gain from futures contracts         7,384,735      851,686          ---      178,131          ---
  Net realized gain (loss) from investments       15,349,402    4,450,516      769,055     (434,282)         ---
  Net change in unrealized appreciation
    (depreciation) of investments                 (1,244,081)   2,709,218    1,487,258      649,921          ---
NET GAIN (LOSS) ON INVESTMENTS                    21,490,056    8,011,420    2,256,313      393,770          ---
================================================================================================================
NET INCREASE IN NET ASSETS
  RESULTING FROM OPERATIONS                      $24,455,821   $8,276,063   $2,414,851   $1,271,215  $28,315,164


  See accompanying notes to financial statements

                      STATEMENTS OF CHANGES IN NET ASSETS
                      FOR THE YEAR ENDED DECEMBER 31, 1997

                                                     MUTUAL         GROWTH       UTILITIES                       MONEY
                                                      FUND          STOCK          STOCK           BOND          MARKET
                                                   PORTFOLIO      PORTFOLIO      PORTFOLIO      PORTFOLIO      PORTFOLIO

INCREASE (DECREASE) IN NET ASSETS:
==========================================================================================================================
OPERATIONS:
==========================================================================================================================
  Net investment income                             $2,965,765       $264,643       $158,538       $877,445    $28,315,164
  Net realized gain (loss) from investments
    and futures contracts                           22,734,137      5,302,202        769,055       (256,151)           ---
  Net change in unrealized appreciation
    (depreciation) of investments                   (1,244,081)     2,709,218      1,487,258        649,921            ---
  Net increase in net assets
    resulting from operations                       24,455,821      8,276,063      2,414,851      1,271,215     28,315,164

TRANSACTIONS OF INVESTORS' BENEFICIAL INTERESTS:
==========================================================================================================================
  Contributions                                     27,375,051     40,513,401      2,517,724      4,973,499  3,784,994,914
  Withdrawals                                      (42,837,747)   (39,809,183)    (2,227,211)    (7,127,634)(3,579,221,656)
Net increase (decrease) in net assets resulting from
  transactions of investors' beneficial interests  (15,462,696)       704,218        290,513     (2,154,135)   205,773,258

TOTAL INCREASE (DECREASE) IN NET ASSETS              8,993,125      8,980,281      2,705,364       (882,920)   234,088,422
==========================================================================================================================

NET ASSETS - Beginning of period                   135,539,568     24,413,682      7,964,354     17,791,594    352,930,225

NET ASSETS - End of period                        $144,532,693    $33,393,963    $10,669,718    $16,908,674   $587,018,647



                      STATEMENTS OF CHANGES IN NET ASSETS
                      FOR THE YEAR ENDED DECEMBER 31, 1996

                                                     MUTUAL         GROWTH        UTILITIES                      MONEY
                                                      FUND           STOCK          STOCK          BOND          MARKET
                                                    PORTFOLIO      PORTFOLIO      PORTFOLIO      PORTFOLIO     PORTFOLIO

INCREASE (DECREASE) IN NET ASSETS:
==========================================================================================================================
OPERATIONS:
==========================================================================================================================
  Net investment income                             $2,510,343       $601,083       $146,376       $876,027    $19,455,266
  Net realized gain (loss) from investments
    and futures contracts                           10,575,124     (1,313,610)       348,392         34,126            ---
  Net change in unrealized appreciation
    (depreciation) of investments                   (5,130,740)     3,055,094        357,308       (776,915)           ---
  Net increase in net assets
    resulting from operations                        7,954,727      2,342,567        852,076        133,238     19,455,266

TRANSACTIONS OF INVESTORS' BENEFICIAL INTERESTS:
==========================================================================================================================
  Contributions                                     32,575,692      4,020,512      5,138,546      4,220,008  1,414,075,891
  Withdrawals                                      (27,099,980)    (6,486,427)    (2,317,138)    (2,627,674)(1,335,249,306)
Net increase (decrease) in net assets resulting from
  transactions of investors' beneficial interests    5,475,712     (2,465,915)     2,821,408      1,592,334     78,826,585

TOTAL INCREASE (DECREASE) IN NET ASSETS             13,430,439       (123,348)     3,673,484      1,725,572     98,281,851
==========================================================================================================================

NET ASSETS - Beginning of period                   122,109,129     24,537,030      4,290,870     16,066,022    254,648,374

NET ASSETS - End of period                        $135,539,568    $24,413,682     $7,964,354    $17,791,594   $352,930,225


  See accompanying notes to financial statements

FINANCIAL HIGHLIGHTS

BOND PORTFOLIO

                                                                       Year Ended December 31,
                                                   1997            1996         1995         1994         1993

   Net Assets, End of Period ($000)             $15,274         $17,792      $16,066      $13,008      $13,178
   Ratio of Expenses to Average Net Assets         0.57%           0.61%        0.57%        0.56%        0.60%
   Ratio of Net Investment Income to
      Average Net Assets                           5.27%           4.99%        5.82%        4.15%        4.62%
   Ratio of Expenses to Average Net Assets,
      before waiver of fees                        0.71%           0.68%        0.71%        0.70%        0.71%
   Ratio of Net Investment Income to Average
   Net Assets, before waiver of fees               5.13%           4.92%        5.68%        4.01%        4.51%
   Portfolio Turnover Rate                       375.64%         778.59%      232.34%      707.57%      235.74%


See accompanying notes to financial statements

MUTUAL FUND PORTFOLIO, GROWTH STOCK PORTFOLIO, UTILITIES STOCK PORTFOLIO, BOND PORTFOLIO, MONEY MARKET PORTFOLIO

NOTES TO FINANCIAL STATEMENTS

DECEMBER 31, 1997

1.       ORGANIZATION

Each Fund of The Flex-funds Trust (the "Trust") invests all of its investable assets in a corresponding open-end management investment company (each a "Portfolio" and collectively the "Portfolios") having the same investment objective as the Fund. Each Portfolio is registered under the Investment Company Act of 1940, as amended (the "Act"), as a no-load, open-end management investment company which was organized as a trust under the laws of the State of New York. Each Declaration of Trust permits the Trustees, who are the same for each Portfolio, to issue beneficial interests in each Portfolio.

The investment objective of each Portfolio is as follows:

The Mutual Fund Portfolio seeks growth of capital through investment in the shares of other mutual funds.

The Growth Stock Portfolio seeks capital growth by investing in a diversified portfolio of domestic common stocks with greater than average growth characteristics selected primarily from the Standard & Poor's 500 Composite Stock Price Index (the "S&P 500").

The Utilities Stock Portfolio seeks a high level of current income and growth of income by investing primarily in equity securities of domestic and foreign public utility companies; however, it will not invest in electric utilities whose generation of power is derived from nuclear reactors. The Portfolio also seeks capital appreciation, but only when consistent with its primary investment objective.

The Bond Portfolio seeks to maximize current income through investment in securities which are issued, or guaranteed as to payment of principal and interest, by the U.S. government or any of its agencies or instrumentalities.

The Money Market Portfolio seeks current income and stable net asset values through investment in a portfolio of money market instruments.

The financial statements of the Funds are included elsewhere in this report.

2.       SIGNIFICANT ACCOUNTING POLICES

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Investments

Securities which are traded on stock exchanges are valued at the last sales price as of the close of business of the New York Stock Exchange on the day of valuation or, lacking any sales, at the closing bid prices. Securities traded over-the-counter are valued at the most recent bid price or yield equivalent as obtained from one or more dealers that make markets in such securities. Mutual funds are valued at the daily redemption value as reported by the underlying fund. The Bond Portfolio values the securities held at 3:00 pm eastern time. The Portfolios obtain prices from independent pricing services which use valuation techniques approved by the Board of Trustees.

Money market securities held in the Money Market Portfolio are valued at amortized cost, which approximates market value. Money market securities held in the four remaining Portfolios maturing more than sixty days after the valuation date are valued at the last sales price as of the close of business on the day of valuation, or, lacking any sales, at the most recent bid price or yield equivalent as obtained from dealers that make markets in such securities. When such securities are valued within sixty days or less to maturity, the difference between the valuation existing on the sixty-first day before maturity and maturity value is amortized on a straight-line basis to maturity. Securities maturing within sixty days from their date of acquisition are valued at amortized cost.

Repurchase Agreements

Each Portfolio may engage in repurchase agreement transactions whereby the Portfolio takes possession of an underlying debt instrument subject to an obligation of the seller to repurchase the instrument from the Portfolio and an obligation of the Portfolio to resell the instrument at an agreed upon price and term. At all times, the Portfolio maintains the value of collateral, including accrued interest, at least 100% of the amount of the repurchase agreement, plus accrued interest. If the seller defaults or the fair value of the collateral declines, realization of the collateral by the Portfolios may be delayed or limited.

Futures & Options

Each Portfolio, except the Money Market Portfolio, may engage in transactions in financial futures contracts and options contracts in order to manage the risk of unanticipated changes in market values of securities held in the portfolio, or which it intends to purchase. Such transactions may be considered trading activity under generally accepted accounting principles. The expectation is that any gain or loss on such transactions will be substantially offset by any gain or loss on the securities in the underlying portfolio or on those which are being considered for purchase.

To the extent that the Portfolio enters into futures contracts on an index or group of securities the Portfolio exposes itself to an indeterminate liability and will be required to pay or receive a sum of money measured by the change in the market value of the index. Upon entering into a futures contract the Portfolio is required to deposit an initial margin, which is either cash or securities in an amount equal to a certain percentage of the contract value. Subsequently, the variation margin, which is equal to changes in the daily settlement price or last sale price on the exchanges where they trade, is received or paid. The Portfolios record realized gains or losses for the daily variation margin when they are recorded as gains or losses from futures contracts.

Call and put option contracts involve the payment of a premium for the right to purchase or sell an individual security or index aggregate at a specified price until the expiration of the contract. Such transactions expose the Portfolio to the loss of the premium paid if the Portfolio does not sell or exercise the contract prior to the expiration date. In the case of a call option, sufficient cash or money market instruments will be segregated to complete the purchase. Options are valued on the basis of the daily settlement price or last sale on the exchanges where they trade and the changes in value are recorded as an unrealized appreciation or depreciation until closed, exercised or expired.

The Portfolios may write covered call or put options for which premiums received are recorded in as liabilities and are subsequently adjusted to current market value of the options written. When written options are closed or exercised, premiums received are offset against the proceeds paid, and the Portfolio records realized gains or losses for the difference. When written options expire, the liability is eliminated, and the Portfolio records realized gains for the entire amount of premiums received.

During the year ended December 31, 1997 the Portfolios had the following activity in futures contracts and written option contracts:

LONG FUTURES CONTRACTS                 NUMBER OF CONTRACTS       NOTIONAL AMOUNT
================================================================================
Mutual Fund Portfolio:
   Outstanding, beginning of year              260                 $92,637,850
   Contracts opened                          1,173                 383,416,903
   Contracts closed                         (1,323)               (450,989,853)
   Outstanding, end of year                    110                  25,064,900
================================================================================
Growth Stock Portfolio:
   Outstanding, beginning of year               21                  $7,817,250
   Contracts opened                            139                  47,173,843
   Contracts closed  (153)    (53,280,056)
   Outstanding, end of year   7       1,711,037
================================================================================
Bond Portfolio:
   Outstanding, beginning of year              ---                         ---
   Contracts opened                            306                 $31,947,563
   Contracts closed                           (306)                (31,947,563)
   Outstanding, end of year                    ---                         ---

                                COVERED PUT OPTIONS       COVERED CALL OPTIONS
                               Number of                 Number of
                               contracts    Premiums     contracts     Premiums
================================================================================
Mutual Fund Portfolio:
   Outstanding, beginning of year    ---         ---           ---          ---
   Options written                 4,000  $7,391,887         4,000  $11,991,787
   Outstanding, end of year        4,000   7,391,887         4,000   11,991,787
================================================================================
Growth Stock Portfolio:
   Outstanding, beginning of year    ---         ---           ---          ---
   Options written                   ---         ---           140      $34,315
   Options expired                   ---         ---          (140)     (34,315)
   Outstanding, end of year          ---         ---           ---          ---
================================================================================
Bond Portfolio:
   Outstanding, beginning of year    ---         ---           ---          ---
   Options written                   ---         ---            20      $15,495
   Options exercised                 ---         ---           (20)     (15,495)
   Outstanding, end of year          ---         ---           ---          ---
================================================================================

Income Taxes

It is each Portfolio's policy to comply with the requirements of the Internal Revenue Code applicable to it. Therefore, no Federal income tax provision is required.

Organizational Costs

The costs related to the organization of each Portfolio have been deferred and are being amortized by the Portfolio on a straight-line basis over a five-year period. Such costs for Mutual Fund Portfolio, Growth Stock Portfolio, Bond Portfolio and Money Market Portfolio have been fully amortized.

Securities Transactions

The Portfolios record security transactions on the trade date. Gains and losses realized from the sale of securities are determined on the specific identification basis. Dividend income is recognized on the ex-dividend date, and interest income (including amortization of premium and accretion of discount) is recognized as earned.

3.       AGREEMENTS AND TRANSACTIONS WITH AFFILIATES

R. Meeder & Associates (RMA), a wholly-owned subsidiary of Muirfield Investors, Inc. (MII), provides each Portfolio with investment management, research, statistical and advisory services. Under separate Investment Subadvisory Agreements with RMA, Sector Capital Management, Inc. and Miller/Howard Investments, Inc. serve as subadvisor of the Growth Stock Portfolio and the Utilities Stock Portfolio, respectively. Sub-subadvisers, selected by Sector Capital Management, Inc., subject to the review and approval of the Trustees of the Growth Stock Portfolio, are responsible for the selection of individual portfolio securities for the assets of the Portfolio assigned to them by Sector Capital Management, Inc.

For such services the Portfolios pay monthly a fee at the following annual rates: Mutual Fund Portfolio, Growth Stock Portfolio, and Utilities Stock Portfolio, 1.00% of average daily net assets up to $50 million, 0.75% of average daily net assets exceeding $50 million up to $100 million and 0.60% of average daily net assets exceeding $100 million; Bond Portfolio, 0.40% of average daily net assets up to $100 million and 0.20% of average daily net assets exceeding $100 million; Money Market Portfolio, 0.40% of average daily net assets up to $100 million and 0.25% of average daily net assets exceeding $100 million. During the year ended December 31, 1997, RMA voluntarily waived a portion of its investment advisory fees in the Bond and Money Market Portfolios.

Mutual Funds Service Co. ("MFSCo"), a wholly-owned subsidiary of MII, serves as accounting services agent for each Portfolio. In compensation for such services, each Portfolio pays MFSCo an annual fee equal to the greater of: (a.) 0.15% of the first $10 million of average daily net assets, 0.10% of the next $20 million of average daily net assets, 0.02% of the next $50 million of average daily net assets, and 0.01% in excess of $80 million of average daily net assets, or (b.) $7,500 for each Portfolio, except $30,000 for the Money Market Portfolio.

Certain officers and trustees of the Portfolios are also officers or directors of MII, RMA and MFSCo.

4.       SECURITIES TRANSACTIONS

For the year ended December 31, 1997, the cost of purchases and proceeds from sales or maturities of long-term investments for the Portfolios were as follows:

PORTFOLIO                               PURCHASES         SALES

Mutual Fund Portfolio                   $480,151,975     $442,533,548
Growth Stock Portfolio                    44,982,486       35,676,667
Utilities Stock Portfolio                  4,565,204        3,490,778
Bond Portfolio                            41,876,549       35,680,823

As of December 31, 1997, the aggregate cost basis of investments and unrealized appreciation (depreciation) for Federal income tax purposes was as follows:

PORTFOLIO              COST BASIS     UNREALIZED    UNREALIZED    NET UNREALIZED
                      OF INVESTMENTS  APPRECIATION  DEPRECIATION  APPRECIATION
                                                                  (DEPRECIATION)

Mutual Fund Portfolio    $137,376,306  $10,599,957  ($11,612,200)   ($1,012,243)
Growth Stock Portfolio     28,054,467    6,346,447      (571,824)     5,774,623
Utilities Stock Portfolio   8,400,774    2,443,238      (176,253)     2,266,985
Bond Portfolio             16,063,116      535,396           (38)       535,358
Money Market Portfolio    582,497,625          ---           ---            ---

INDEPENDENT AUDITORS' REPORT

To the Shareholders and Board of Trustees of the Mutual Fund Portfolio, Growth Stock Portfolio,
Utilities Stock Portfolio, Bond Portfolio and
Money Market Portfolio:

We have audited the accompanying statements of assets and liabilities of the Mutual Fund Portfolio, Growth Stock Portfolio, Utilities Stock Portfolio, Bond Portfolio and Money Market Portfolio (Portfolios), including the portfolios of investments, as of December 31, 1997, and the related statements of operations, statements of changes in net assets and the financial highlights for each of the periods indicated herein. These financial statements and the financial highlights are the responsibility of the Portfolios' management. Our responsibility is to express an opinion on these financial statements and financial highlights based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements and financial highlights are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. Our procedures included verification of securities owned as of December 31, 1997, by confirmation with the custodian and brokers and other appropriate audit procedures. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements and financial highlights referred to above present fairly, in all material respects, the financial position of the Mutual Fund Portfolio, Growth Stock Portfolio, Utilities Stock Portfolio, Bond Portfolio and Money Market Portfolio at December 31, 1997, the results of their operations, the changes in their net assets and the financial highlights for each of the periods indicated herein, in conformity with generally accepted accounting principles.

                              KPMG Peat Marwick LLP

Columbus, Ohio
February 12, 1998

FX0018


                                     PART C

ITEM 24.  FINANCIAL STATEMENTS AND EXHIBITS.

     (A)  FINANCIAL STATEMENTS

          The following report and financial statement are included in Part B:
          Portfolio of Investments - December 31, 1997; Statements of Assets and Liabilities - December 31, 1997; Statements of Operations - for the year ended December 31, 1997; Statements of Changes in Net Assets for the periods ended December 31, 1997 and 1996; Financial Highlights for the periods indicated therein; Notes to Financial Statements; Independent Auditors' Report dated February 12, 1998.

     (B)  EXHIBITS

          *1.  Declaration of Trust of the Registrant.

          *2.  By-Laws of the Registrant.

          *5.  Form of Investment Advisory Agreement between the Registrant and
               R. Meeder & Associates, Inc.

          *6. Form of Exclusive Placement Agent Agreement between the Registrant and Signature Broker-Dealer Services, Inc.

          **8. Form of Custody Agreement between the Registrant and Star Bank,
               N.A., Cincinnati.

          **9. (a) Form of Administration Agreement between the Registrant and
               Mutual Funds Service Co. (MFSCo)

               (b) Form of Accounting Services Agreement between the Registrant and MFSCo.

          11. Consent of KPMG Peat Marwick LLP, Independent Certified Public Accountants, filed herewith.

          **13. Investment representation letters of initial investors.

         19. Powers of Attorney of Trustees of Registrant -- previously filed and incorporated herein by reference; however, Powers of Attorney of new Trustees of Registrant are filed herewith.

-------------------

*Filed April 30, 1992 and incorporated herein by reference.
**Filed June 8, 1992 and incorporated herein by reference.

ITEM 25.  PERSONS CONTROLLED BY OR UNDER COMMON CONTROL WITH REGISTRANT.

     Not applicable.

ITEM 26.  NUMBER OF HOLDERS OF SECURITIES.

            (1)                                 (2)
      TITLE OF CLASS                 NUMBER OF RECORD HOLDERS
      Beneficial Interests           2 (as of December 31, 1997)

ITEM 27.  INDEMNIFICATION.

     Reference is hereby made to Article V of the Registrant's Declaration of Trust, filed as Exhibit 1 to Registrant's initial Registration Statement on April 30, 1992.

     The Trustees and officers of the Registrant are insured under an errors and omissions liability insurance policy and under the fidelity bond required by Rule 17g-1 under the Investment Company Act of 1940 (the "1940 Act").

ITEM 28.  BUSINESS AND OTHER CONNECTIONS OF INVESTMENT ADVISER.

     Not applicable.

ITEM 29.  PRINCIPAL UNDERWRITERS.

     Not applicable.

ITEM 30.  LOCATION OF ACCOUNTS AND RECORDS.

     The accounts and records of the Registrant are located, in whole or in part, at the office of the Registrant and the following locations:

NAME                                       ADDRESS
----                                       -------

R. Meeder & Associates, Inc.               6000 Memorial Drive
     (investment adviser)                  Dublin, OH  43017

Mutual Funds Service Co.                   6000 Memorial Drive
     (transfer and accounting              Dublin, OH  43017
     services agent)

Star Bank, N.A., Cincinnati                Star Bank Center
     (custodian)                           425 Walnut Street
                                           Cincinnati, OH  45202

ITEM 31.  MANAGEMENT SERVICES.

     Not applicable.

ITEM 32.  UNDERTAKINGS.

     Not applicable.

                                   SIGNATURES

     Pursuant to the requirements of the Investment Company Act of 1940, the Registrant has duly caused this Amendment to its Registration Statement on Form N-1A to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Dublin and State of Ohio on the 29th day of April, 1998.

                                               BOND PORTFOLIO

                                               By /S/ DONALD F. MEEDER
                                               -----------------------------
                                                   Donald F. Meeder
                                                   Secretary/Treasurer